PROSPECTUS SUPPLEMENT DATED OCTOBER 1, 1997

(To Prospectus dated June 24, 1997)


                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------



        This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

        The table captioned "Selling Securityholders" commencing on page 52 of the Prospectus is hereby amended to reflect the following additions and changes.


                                                                                        NUMBER OF SHARES OF
                                                          PRINCIPAL AMOUNT OF NOTES   COMMON-STOCK-BENEFICIAL
                                                             BENEFICIALLY-OWNED          OWNED AND OFFERED
                SELLING SECURITYHOLDER                       AND OFFERED HEREBY            HEREBY(1)(2)
------------------------------------------------------    -------------------------   -----------------------
General Motors Investment Management Corp. (3)........           7,000,000                 135,501
NatWest Securities Corporation........................           5,000,000                  96,786
Bear Stearns & Co. (4) (5)............................             747,000                  14,459
Robertson Stephens & Co. L.L.P (4)(5).................             500,000                   9,678
Market Main & Co......................................             100,000                   1,935

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(3) Represents shares beneficially owned by various employee benefit plans of General Motors Corporation. The Selling Shareholder has agreed to sell $1,000,000 in aggregate principal amount of the Notes offered hereby to Goldman Sachs and Co.

(4) Within the past three years, Bear Stearns & Co. and Robertson Stephens & Co., L.L.P. have acted as an underwriter of securities of the Company.

(5) Represents additional Notes and Shares being registered by the Selling Shareholder.




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